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                                                               December 22, 2004

Phelps Dodge Corporation (PD)


      As you know, Southern Peru Copper Corporation, hereinafter referred to as SPCC, has been discussing the possibility of entering into a strategic transaction (the "Transaction") involving Minera Mexico, S.A. de C.V. ("MM"). The Transaction involves MM becoming a subsidiary of SPCC in consideration for the issuance of Common Stock by SPCC to Americas Mining Corporation ("AMC") for its approximately 99% MM ownership. The Transaction would involve the solicitation of votes of the shareholders of SPCC in order to approve the issuance of Common Stock in connection with the acquisition by SPCC of MM. We would like to obtain the expression of your current intent to vote to approve this Transaction in accordance with the paragraphs below.

      We are convinced that the Transaction would transform SPCC into one of the world's premier mining companies, with superior scale and market position, high-quality asset portfolio, geographic and country diversification, commodity and semi-manufactured product diversification, great synergies, sizable combined sales and EBITDA to compete internationally, and one class of shares to improve liquidity and access to the capital markets.

Proposed Liquidity and Support Provisions

      AMC is willing to use its reasonable best efforts to cause SPCC to provide registration rights to Phelps Dodge Corporation, hereinafter referred to as PD, in accordance with a Registration Rights Agreement that will include the terms set forth in Annex A to this letter and will otherwise contain terms customary for registration rights agreements. AMC will use its reasonable best efforts to cause SPCC to, and PD will, in good faith as soon as possible after the execution of this letter, negotiate, complete, execute and deliver such a Registration Rights Agreement.

      In connection with such Registration Rights Agreement and after the conversion of shares of Class A Common Stock in SPCC held by PD into shares of Common Stock, PD agrees not to sell its shares of SPCC during the period beginning on the closing of the Transaction until the end of the Initial Six Month Period (as defined in Annex A hereto) but in no event to exceed eight months from the closing of the Transaction, if any, other than through a secondary offering effected pursuant to the Registration Rights Agreement; provided, however, that PD shall be permitted to dividend or otherwise transfer all or any portion of its shares of SPCC to PD's parent corporation, and PD and its parent corporation shall each be permitted to dividend or otherwise transfer all or any portion of such shares to the parent corporation's trust shareholders and/or beneficiaries of such trusts; and provided, further, that such parent corporation, trust shareholders and/or beneficiaries, as the case may be, shall first execute one or more counterparts to this letter agreeing to be bound by its terms.
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     During the period described in the prior paragraph, PD agrees that the maximum number of shares of SPCC that it will sell will be subject to the volume limitations set forth in the Registration Rights Agreement.

      AMC agrees not to sell and will use its best efforts to prevent its affiliates shares of SPCC from selling during the during the period beginning on the closing of the Transaction until the end of the Initial Six Month Period (as defined in Annex A hereto) but in no event to exceed eight months from the closing of the Transaction. AMC further agrees to use its reasonable best efforts to cause SPCC to not conduct a primary offering of its shares during the first six months following the closing of the Transaction, subject to the Company's right to issue shares in connection with acquisitions, mergers, business combinations, applicable benefit plans and other similar transactions.

      Other than pursuant to an offering effected in accordance with the Registration Rights Agreement, PD will not, following the closing of the Transaction, knowingly sell PD's shares in SPCC to any strategic buyers or competitors of the Company without AMC's prior approval, which approval shall not be unreasonably withheld.

      Taking into account that the Special Committee of disinterested Directors of SPCC did recommend to the Board of Directors of SPCC the approval of the Transaction and the Board consequently voted in favor of it, we kindly propose that PD, together with AMC, express their current intent, and PD and AMC do hereby express their current intent, to (i) submit their proxies to vote in favor of the Transaction and for such actions as are required to consummate the Transaction in accordance with the Special Committee's recommendation and (ii) take all action reasonably necessary to effect simultaneously with the closing of the Transaction the conversion of their Class A Common Stock into a single class of Common Stock with the rights and privileges as set forth in SPCC's Certificate of Incorporation as it currently exists, which would provide greater liquidity for all investors.

      This letter will be governed by the laws of the State of New York applicable to contracts to be performed wholly within such state.


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     We hope you agree that the Transaction is in the best interests of all of the stockholders of SPCC and we encourage you to sign in the space provided below to indicate your agreement to the terms of this letter.

                                  Sincerely,

                                  AMERICAS MINING CORPORATION

                                  /s/ Armando Ortega
                                  ---------------------------------
                                  By: Armando Ortega
                                  Title: Secretary
 Acknowledged and Agreed:

 PD

 /s/ S. David Colton
 -------------------------------
 By:
 Title:

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                                                                       Annex A

                 Registration Rights Agreement Term Sheet


Parties Phelps Dodge Corporation ("PD") and Southern Peru Copper Corporation (the "Company").

Shelf Registration                  As promptly as practicable after the closing
Statement                           of the Transaction, the Company will file
                                    with the SEC a shelf registration statement
                                    (the "Shelf Registration Statement")
                                    covering all Company common stock owned by PD (the "Registrable Securities"). The
                                    Company will use reasonable best efforts to cause the Shelf Registration Statement to be declared effective as promptly as practicable and to remain effective for a period of at least one year.

                                    The plan of distribution in the Shelf
                                    Registration Statement will contemplate only underwritten offerings sponsored by the Company during the Initial Six Month Period, as defined below.


Demand Registrations                PD will have the right to demand an
                                    unlimited number of registrations of its Registrable Securities during the first six months following the effectiveness of the Shelf Registration (the "Initial Six Month
                                    Period"), provided that the Registrable
                                    Securities sold will be determined by the underwriters upon consultation with the
                                    Company and PD to be the maximum number of shares that the underwriters determine could be sold without causing a significant disruption in the market for shares of Common Stock of SPCC and, in any event, at least 10,000,000 shares.

                                    PD will also have the right to sell
                                    Registrable Securities during the first six months following the Initial Six Month Period subject to a maximum number of up to 1 million shares per month during such period.

Selection of Bookrunning            For each underwritten offering in which PD
Managing Underwriter                participates, the Company will have the
                                    right to select the underwriter subject to PD's reasonable approval.

Certain Time Limitations            Under certain circumstances, the Company may
                                    postpone, once in any 360-day period, an underwritten offering for up to 30 days, subject to an appropriate board determination (e.g., a


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                                    pending material transaction).

Selling Efforts                     At PD's request, the Company will during the
                                    Initial Six Month Period enter into
                                    underwriting agreements (containing
                                    customary terms and conditions that will inure to the benefit of PD) and participate in customary selling efforts, such as road shows.

                                    SPCC will use its reasonable best efforts to provide full management support for any offering pursuant to a demand registration, including the following: SPCC will use its reasonable best efforts to arrange, organize and participate in customary "road show" presentations to institutional investors, analysts, money managers and others. Such presentations will take place in such locations, include such members of management and last for such duration as SPCC and the underwriters deem appropriate. Such presentations will be carried out in a manner comparable to similar presentations for issuances of the size and complexity involved.

Underwriting Agreement              With respect to any demand registration that
                                    will be an underwritten offering, SPCC will enter into a customary underwriting agreement with the underwriters that is reasonably satisfactory to PD and contains such terms as are customarily included in underwriting agreements, including customary indemnities no less favorable to the recipient than those contained in underwriting agreements with respect to offerings of similar size and complexity. PD will enter into such an underwriting agreement at the request of SPCC. All representations, warranties and other agreements on the part of SPCC to and for the benefit of the underwriters will also be made to and for the benefit of PD. PD will not be required to make any representations, warranties or agreements other than those regarding PD, its Registrable Securities, its intended method of distribution and that which may be required by law.

Lockups The Company and, to the extent so requested by the managing underwriter for an underwritten offering under the Agreement, the executive officers and directors of the Company will be subject to appropriate lockup obligations with respect to any underwritten offering, for up to 10 days prior to and 60 (or, if so requested by the managing underwriter in connection with any particular underwritten offering, up to 90) days after such offering has been effected or terminated.

                                    PD will be subject to appropriate holdback obligations with respect to any Company registration of Company stock, for up


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                                    to 10 days prior to and 60 (or, if so
                                    requested by the managing underwriter in connection with any particulars underwritten offering, up to 90) days after such offering has been effected or terminated.

Indemnification/                    The Company and PD will provide customary
Contribution                        indemnification/contribution protection to
                                    the underwriters for misstatements or
                                    omissions in connection with information supplied for inclusion in the Shelf
                                    Registration, including without limitation any prospectus supplement.

Expenses PD will bear those expenses directly attributable to the registration of its Registrable Securities, including registration and filing fees, fees and expenses of compliance with "Blue Sky" laws, out-of-pocket expenses and legal and accounting expenses; provided, that such expenses are reasonable and customary. In addition, PD will be responsible for its own underwriting discounts and commissions and transfer taxes attributable to its sales. Notwithstanding the foregoing, SPCC will be responsible for, and PD will not bear, any internal expenses of SPCC, including overhead and salaries and expenses of its officers and employees.

Assignability                       The registration rights granted to PD will
                                    be assignable to the indirect trust
                                    shareholders of PD and/or beneficiaries of such trusts and to transferees of greater than 50% of the original number of PD's
                                    Registrable Shares.

Third Party Registration Rights     If SPCC grants registration rights to other
                                    Third Party, such rights will be on the same terms and conditions as the rights granted to PD under the Registration Rights
                                    Agreement.

                                    In all events, SPCC will not provide
                                    registration rights to any holder or
                                    prospective holder of SPCC shares that are more favorable, in terms of timing or otherwise, than the rights conferred upon PD under the Registration Rights Agreement unless PD is also provided with the opportunity to receive such more favorable rights.


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